EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Patriot National Bancorp, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-10981) on Form S-3 of Patriot National Bancorp, Inc., of our reports dated March 23, 2011, with respect to the consolidated balance sheet of Patriot National Bancorp, Inc. and subsidiary as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Patriot National Bancorp, Inc.
/s/ KPMG LLP
Stamford, Connecticut
March 23, 2011